Beijing Brussels Century City Hong Kong Jakarta† London Newport Beach	400 South Hope Street Los Angeles, California 90071-2899 telephone (213) 430-6000 facsimile (213) 430-6407 www.omm.com	New York San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

November 20, 2012

Vector Group Ltd.

100 S.E. Second Street

Miami, FL 33131

Re:	Variable Interest Convertible Senior Notes due 2019 of Vector Group Ltd.

 Ladies and Gentlemen:

We have acted as special counsel to Vector Group Ltd., a Delaware corporation (the “Company”) in connection with the issuance and sale of $230,000,000 aggregate principal amount of the Company’s Variable Interest Convertible Senior Notes due 2019 (the “Notes”) convertible into shares of the Company’s common stock, par value $0.10 per share (the “Common Stock” and, when issued upon conversion of the Notes, the “Conversion Shares”), pursuant to an Underwriting Agreement, dated as of November 15, 2012 (the “Underwriting Agreement”), between the Company and Jefferies & Company, Inc. (the “Underwriter”). The Notes constitute a series of the debt securities registered on a Registration Statement on Form S-3 (File No. 333-184878) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 9, 2012 and amended by Post-Effective Amendment No. 1 filed by the Company with the Commission on November 13, 2012. The Notes are being issued pursuant to an indenture, dated of as November 20, 2012 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 20, 2012, between the Company and the Trustee (as so supplemented, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

In our examination, we have assumed that the certificates for the Notes will conform to the forms thereof examined by us, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

† In association with Tumbuan & Partners

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1. The issuance of the Notes has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Notes in accordance with the Underwriting Agreement and the authentication of the certificate or certificates representing the Notes by a duly authorized signatory of the Trustee in accordance with the Indenture, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

2. The Conversion Shares initially issuable upon conversion of the Notes have been duly authorized by all necessary corporate action on the part of the Company, and, assuming issuance of the Conversion Shares upon the permitted conversion of the Notes on the date hereof in accordance with the terms of the Notes and the Indenture, the Conversion Shares would be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Securities.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement, and to the reference to O’Melveny & Myers under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP